Exhibit 99.1

April 19, 2012

Dear Shareholders,

Over the past few months, both Magellan and our partner VAALCO have steadily announced good news about our activities at Poplar field in the Williston Basin, Montana. In addition, Magellan through its wholly owned subsidiary has placed its recent Amsden new field discovery on pump, and yesterday the well produced in excess of 100 barrels of oil, thus exceeding its prior producing rate.

During this time, we have also worked diligently in Australia to complete several initiatives begun last year that are designed to increase returns to our shareholders as well as lower our operating costs in that region. I will now take this opportunity to update you on these initiatives and to share my outlook on our Australian business.

Since last fall, the Company has eagerly awaited the completion of the asset swap with Santos and the receipt of AUS$25 million plus certain adjustments in transaction proceeds. After a long and frustrating wait, today I am happy to say that we have satisfied all prerequisite tax and regulatory hurdles and now await only final approval by the Minister of the Department of Resources (“DoR”) to achieve full completion. This process is believed by the parties to be administrative. All filings with the DoR to achieve this approval have been made by both Magellan and Santos, and we have been assured that Ministerial approval will occur. As a result, Santos has now deposited the transaction proceeds into an Australian escrow account, and I hope to announce both completion and the receipt of funds with a press release in the near future.

In the Amadeus Basin, we have long thought that strong demand from the mining sector and the proximity of our fields to major mining operations would allow Magellan to sell our gas reserves at more attractive prices than in the US. I am pleased to announce that gas from Palm Valley is once again flowing to market at favorable pricing. While current sales are pursuant to a month to month arrangement with Santos, the sale terms are equivalent to our 15 year gas sales agreement with Santos that becomes fully effective upon completion of the Santos transaction described above. Santos has contracted our Palm Valley production to a blue-chip mining customer. Magellan and Santos continue to pursue new contracts for our remaining proved gas reserves. Going forward, we believe we can prove up additional gas resources at our Palm Valley and Dingo fields at attractive finding costs.

Offshore Australia, the Company has been planning to shoot 3D seismic over NT/P82, our 100% owned exploration block in the Bonaparte Basin in the Timor Sea. In this block, we have identified a potentially high value target that could contain several TCF of reserves. We have procured a seismic contractor and will begin to detail our prospect with 3D seismic late this summer. Pending the results of this study, we will determine the most efficient way to maximize shareholder value from this asset.

Our UK assets continue to provide exposure to a resource play in one of the most robust gas markets in Europe. We remain optimistic that shale gas drilling will resume in the UK, and that Magellan will be well positioned if this resource play takes hold.

Discovering and producing oil and gas reserves is the fun part of our business. At the same time, a necessary complement to our exploration and production efforts must be controlling our operating costs, and we acknowledge that this is something at which Magellan has not always excelled. As the asset development initiatives outlined above come to fruition, an important new initiative will be to bring our Australian G&A costs more in line with our production profile. Towards this end, this summer we will move into smaller offices in Brisbane at less than one half our current lease costs. The Magellan Board has further directed management to pursue additional cost saving initiatives that will allow for the restructuring of MPAL, our Australian subsidiary, and the consolidation of the current dual board structure, which will achieve significant savings in board costs and fees. We will also move toward more efficient field operations at Palm Valley. As I have stated previously, controlling costs is an important part of generating shareholder returns, and our team remains committed to bringing costs down even as we bring new resources on line.

As you can see from our progress, we are working very hard to maximize the value of our assets, to deliver solid results for our shareholders as quickly as possible, and to change Magellan for the better. In these efforts, we continue to be aided by our Board's Strategic Alternatives Committee, which, since its formation last December, has provided Magellan with guidance about strategy and opportunity. In my next letter, I intend to update you on our strategic developments as well as detail some key changes to our organization, including our relocation to Denver and improvements to our accounting structure and financial reporting.

Thank you for your continued support.

Tom Wilson
President and CEO

FORWARD LOOKING STATEMENTS

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about the Company and its subsidiaries may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations.   Among these risks and uncertainties are: (i) whether the recent well activity for the EPU 117 well will continue or diminish materially; (ii) whether the Santos transaction will close as anticipated; (iii) whether the anticipated gas sales agreements pertaining to the Palm Valley Gas Field will be consummated as anticipated; and (iv) those set forth in the Company's Risk Factors section of its most recent 10K filed with the SEC.